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Media Contact:                         Investor Contact:
Greg Berardi                           Daniel W. Rumsey, General Legal Counsel
                                       and Interim CFO
415-239-7826                           408-866-3666
greg@bluemarlinpartners.com            daniel.rumsey@p-com.com

              P-COM REPORTS REVISED RESULTS FOR FIRST QUARTER 2003

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CAMPBELL, CA (May 15, 2003) - P-Com, Inc. (OTCBB:PCOM.OB),  a worldwide provider of wireless telecom products and services, today reported revised results for first quarter 2003 to account for certain adjustments related to discontinued operations and the impairment of a portion of property, plant and equipment related to its point-to-multipoint product line.

As a result of these adjustments, net loss before discontinued operations for the quarter was $8.5 million, or $.23 per share, compared to $10.3 million, or $.32 per share for the fourth quarter of 2002, and $8.1 million, or $.48 per share, for the same period in 2002. The Company recorded a loss on discontinued operations of $1.9 million, or $0.05 per share, in the quarter arising from discontinuing its services business.

Net product sales previously reported were unchanged. Net product sales from continuing operations were $4.6 million (not including $946,000 of service sales) for the quarter ended March 31, 2003, compared to $7.4 million in the fourth quarter of 2002 and $7.8 million for the corresponding quarter in 2002. Operating expenses for the quarter were $4.5 million, compared to $6.0 million for the fourth quarter of 2002 and $9.0 million for the corresponding period in 2002.

P-Com's complete financial statements for the quarter ended March 31, 2003 are contained in the company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2003.

About P-Com, Inc.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call
(408) 866-3666.

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Safe Harbor Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity or debt financing, P-Com's ability to negotiate repayment terms with its trade and other creditors, a severe worldwide slowdown in the telecommunications equipment and services sector, working capital constraints, fluctuations in customer demand and commitments, introduction of new products, commercial acceptance and viability of new products, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of P-Com's customers to finance their purchases of P-Com's products and/or services, the timing of new technology and product introductions, and the risk of early obsolescence. Further, P-Com operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond P-Com's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

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